Exhibit 4.1

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.

SILVACO GROUP, INC.

SENIOR CONVERTIBLE PROMISSORY NOTE

$10,000,000	August 6, 2026

FOR VALUE RECEIVED, Silvaco Group, Inc., a Delaware corporation (the “Company”), promises to pay to Micron Technology, Inc. (the “Holder”), or its registered assigns, the principal amount of TEN MILLION and 0/100ths dollars ($10,000,000), or such lesser amount as shall equal the outstanding principal amount hereof, together with simple interest from the date of this Senior Convertible Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to eight percent (8.0%) per annum, computed on the basis of a 360-day year. Unless this Note is earlier converted in accordance with Section 5 hereof, all unpaid principal, together with any then accrued but unpaid interest and any other amounts payable hereunder, shall be due and payable upon an Event of Default (as defined below) (the date and time of such Event of Default is hereinafter referred to as “Maturity”). Any amounts due and payable hereunder at Maturity may be offset by amounts owed by the Holder (or any of its subsidiaries or affiliates) to the Company with the consent of the parties hereto.

The following is a statement of (x) certain rights of the Holder of this Note, and (y) certain obligations of the Company as the maker of this Note and, in each case, the terms and conditions to which this Note is subject, to which the Holder, by the acceptance of this Note, and the Company, by the making of this Note, agrees:

Section 1    Certain Definitions. As used in this Note, the following capitalized terms have the following meanings:

1.1     “Act” shall mean the Securities Act of 1933, as amended.

2.2     “Change of Control” means any of the following:

(a) a merger or consolidation of the Company or the Operating Subsidiary into or with another entity after which the stockholders of the Company immediately prior to such transaction do not own (or, in the case of such a merger or consolidation of the Operating Subsidiary, the Company does not own), immediately following the consummation of the transaction by virtue of their (or its) shares in the Company or securities received in exchange for such shares in connection with the transaction, a majority of the voting power of the surviving or resulting entity in proportions substantially similar to those that existed immediately prior to such transaction;

(b) the direct or indirect sale, transfer or issuance by the Company, or the direct or indirect sale or transfer by the Company’s stockholders other than a sale or transfer by the stockholders to existing stockholders of the Company or affiliated parties of such existing stockholders, in either case, of more than 50% of the voting power of the Company in a transaction or series of related transactions;

(c) the direct or indirect sale, transfer or issuance by the Operating Subsidiary, or the direct or indirect sale or transfer by the Company, in either case, of more than 50% of the voting power of the Operating Subsidiary in a transaction or series of related transactions; or

(d) the direct or indirect sale, transfer, exclusive license or other disposition of all or substantially all of the assets or intellectual property of the Company or the Operating Subsidiary, or any direct or indirect sale, transfer, exclusive license or other disposition of the Company’s or the Operating Subsidiary’s ownership interest in any of the Escrow Materials (other than to the Company or the Operating Subsidiary), in each case, in a transaction or series of related transactions.

1.3     “Common Stock” means shares of the Company’s Common Stock, par value $0.0001 per share.

1.4     “Company” shall have the meaning set forth in the introductory paragraph of this Note.

1.5     “Conversion Date” shall mean August 7, 2028.

1.6     “Escrow Materials” shall have the meaning set forth in that certain Commercial Amendment, dated April 16, 2024, by and between the parties hereto, and as further amended by that certain Side Letter Agreement, dated as of the date hereof, by and among the Company, the Operating Subsidiary and the Holder.

1.7     “Event of Default” shall have the meaning set forth in Section 5 hereof.

1.8     “Holder” shall have the meaning set forth in the introductory paragraph of this Note.

1.9     “Maturity” shall have the meaning set forth in the introductory paragraph of this Note.

1.10     “Nasdaq Cap” shall the maximum number of shares of Common Stock issuable by the Company in a private placement or non-public offering without Stockholder Approval, as provided in Nasdaq Listing Rule 5635(d).

1.11     “Note” shall have the meaning set forth in the introductory paragraph of this Note.

1.12     “Note Conversion Price” means with respect to the conversion of the Note pursuant to Section 4.1, the price that is the lower of (i) ninety percent (90%) of the fair market value of the Common Stock on the Conversion Date; and (ii) one hundred and fifteen percent (115%) of the closing price of the Common Stock on the Nasdaq Stock Market on the trading day immediately prior to the date hereof.

1.13    “Operating Subsidiary” means Silvaco, Inc.

1.14     “Purchase Agreement” means that certain Convertible Note Purchase and Security Agreement by and between the Company and Holder.

1.15     "Resale Registration Statement” shall have the meaning ascribed to it in the Purchase Agreement.

1.16     “Shares” means the shares of Common Stock issuable upon conversion of this Note.

1.17     “Stockholder Approval” shall mean the approval of the Company’s stockholders, as defined in Nasdaq Listing Rule 5635(e).

1.18    “Transaction Documents” means this Note, the Purchase Agreement and the documents or instruments executed and delivered by the Company, the Operating Subsidiary and/or the Holder.

Section 2    Interest. Accrued interest on this Note shall be payable upon Maturity of this Note.

Section 3    Repayment. This Note, any accrued but unpaid interest and any other amounts payable under this Note may be repaid only with the written consent of the Holder, except as provided in Section 4.3.

Section 4    Conversion.

4.1    Conversion Triggers. Immediately (a) upon the Conversion Date, or (b) prior to the closing of a Change of Control, all of the outstanding principal amounts payable under this Note, and any accrued but unpaid interest thereon, shall be automatically converted (or, in connection with a Change of Control, deemed to be converted), without any further action by the Holder or the Company, into that number of shares of Common Stock determined by dividing (x) the aggregate outstanding principal amount of this Note and any accrued but unpaid interest by (y) the Note Conversion Price.

4.2    Conversion Procedure.

(a) Before the Holder shall be entitled to receive any securities upon conversion of this Note, the Holder shall surrender this Note at the Company’s principal executive office, or, if this Note has been lost, stolen, destroyed or mutilated, then, in the case of loss, theft or destruction, the Holder shall deliver an indemnity agreement reasonably satisfactory in form and substance to the Company (without the requirement of a bond) or, in the case of mutilation, the Holder shall surrender and cancel this Note, provided, however, that any failure of the Holder to comply with these provisions shall not have any effect on the automatic conversion (or deemed conversion) of this Note pursuant to Section 4.1. The Company shall, as soon as practicable thereafter issue and deliver to the Holder account statements from the Company’s transfer agent indicating the book-entry position on the Company’s stock ledger of such number of shares to which the Holder shall be entitled upon such conversion. The person or persons entitled to receive securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities on such date.

(b) No fractional shares or scrip representing fractional shares shall be issued upon conversion of this Note. With respect to any fraction of a share called for upon the conversion of this Note, such fractional share shall be rounded down to the nearest whole share. The Company covenants that the shares of capital stock issuable upon the conversion of this Note will, upon conversion of this Note, be validly issued, fully paid and non-assessable and free from all taxes, liens and charges in respect of the issue thereof. Upon conversion of this Note in accordance with this 4, the Company shall be forever released from all its obligations and liabilities under this Note.

(c) Holder agrees to provide the Company upon request with such information as reasonably required for the resale of the Shares under the Act and any other applicable securities laws.

4.3    Limitation on Conversion; Nasdaq Prepayment Option.

(a) Notwithstanding anything to the contrary contained in this Note, the Company shall not issue any shares of Common Stock upon conversion of this Note, and the Holder shall not have the right to convert any portion of this Note, to the extent that the issuance of such shares of Common Stock would exceed the maximum aggregate number of shares of Common Stock that the Company may issue without breaching the Company’s obligations under the Nasdaq Cap.

(b) To the extent that the Company reasonably expects that the conversion of this Note on the Conversion Date (and not in connection with a Change of Control) would exceed the available Nasdaq Cap, the Company shall promptly (and in any event within 24 hours of such determination) notify the Holder, and seek and use its reasonable best efforts (at its sole cost and expense) to obtain the Stockholder Approval for such excess shares prior to the Conversion Date, including, without limitation, by commencing the proxy solicitation or written consent solicitation process (including by making any filings with the U.S. Securities and Exchange Commission) required to obtain the Stockholder Approval no later than 90 days prior to the Conversion Date.

(c) Notwithstanding anything to the contrary contained in this Note, if the Stockholder Approval is required for the conversion of any portion this Note, and is not obtained prior to the Conversion Date, then, immediately upon the Conversion Date, (i) a portion of all of the outstanding principal amounts payable under this Note, and any accrued but unpaid interest thereon, equal to the Nasdaq Cap multiplied by the Note Conversion Price shall be automatically converted, without any further action by the Holder or the Company, into that number of shares of Common Stock equal to the Nasdaq Cap, and (ii) the Company shall satisfy the remaining outstanding principal amounts under this Note, and any accrued but unpaid interest thereon, following such conversion, by paying to the Holder, by wire transfer of immediately available cash proceeds, an amount equal to the gross proceeds the Holder would have received had the Holder converted such remaining outstanding principal under this Note, and any interest thereon, into Shares in accordance with this Note (disregarding the Nasdaq Cap) and immediately sold such Shares for their fair market value as of the close of trading on the Nasdaq Stock Market on the Conversion Date (which payment in excess of such remaining outstanding principal amounts under this Note, and any interest thereon, is a prepayment penalty).

Section 5    Default; Remedies.

5.1     Default. The Company shall be in default under this Note upon the occurrence of any condition or event set forth below (each, an “Event of Default”):

(a) the Company’s failure to pay (i) when due any principal or interest payment on the due date hereunder or (ii) any other payment required under the terms of this Note on the date due, and such default shall continue unremedied for a period of 30 days following receipt of written notice signed by the Holder of such failure to pay;

(b) the Company or the Operating Subsidiary shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing;

(c) proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or the Operating Subsidiary or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the Operating Subsidiary or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 90 days of commencement; or

(d) the Company or the Operating Subsidiary shall fail to perform or observe any other obligation under this Note or the Purchase Agreement and such failure shall continue unremedied for a period of 30 days following receipt of written notice signed by the Holder of such failure.

5.2     Remedies. Upon the occurrence or existence of any Event of Default (other than an Event of Default described in Section 5.1(b) and 5.1(c)) and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to the Company, declare the entire outstanding principal amount of the Note, any accrued but unpaid interest and any other amounts payable under the Note to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Section 5.1(b) or 6.1(c)), immediately and without notice, all outstanding obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both, and may setoff the entire outstanding principal amount of the Note, any accrued but unpaid interest and any other amounts payable under the Note against any amounts otherwise payable by Holder to the Company.

Section 6    Security Interest. Neither the Company nor the Operating Subsidiary has granted the Holder a “security interest” (as such term is defined in the New York Uniform Commercial Code) with respect to their respective obligations under this Note and the Purchase Agreement.

Section 7    Charges, Taxes and Expenses. Issuance of certificates or account statements for equity securities issued upon the conversion of this Note shall be made without charge to the Holder hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, and such certificates or account statements shall be issued in the name of the Holder or its assignee.

Section 8     Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, a Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day that is not a Saturday, Sunday or legal holiday.

Section 9     Miscellaneous.

9.1     Loss, Theft, Destruction or Mutilation of Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, and delivery of an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it connection with the Note (without the requirement of a bond) or, in the case of mutilation, on surrender and cancellation of this Note, the Company shall execute and deliver, in lieu of this Note, a new Note executed in the same manner as this Note, in the same principal amount as the unpaid principal amount of this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been so paid, dated the date of this Note.

9.2    Payment. All payments under this Note shall be made in lawful tender of the United States.

9.3    Waivers and Amendments. This Note and the obligations of the Company and the rights of the Holder under this Note may be amended, waived, discharged or terminated (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) with the written consent of the Company (which shall not be required in connection with a waiver of rights in favor of the Company) and the Holder. This Note may not be changed, waived, discharged or terminated orally but only by a signed statement in writing. Any amendment, waiver, discharge or termination effected in accordance with this Section 9.3 shall be binding upon Holder and the Company.

9.4    Notices. Any notice, request or other communication required or permitted hereunder shall be given in accordance with the Purchase Agreement.

9.5    Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

9.6    Successors and Assigns. Subject to compliance with applicable federal and state securities laws, this Note and all rights under this Note are transferable in whole or in part by the Holder to any person or entity upon written notice to the Company. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal. The Company may not transfer this Note or any of its rights or obligations hereunder, without the prior written consent of the Holder. Except as otherwise expressly provided in this Note or the Purchase Agreement, the provisions of this Note and the Purchase Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Company and the Holder.

9.7     Usury. All agreements between the Company and the Holder, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to the Holder for the use, forbearance or detention of the money to be loaned under this Note or otherwise, exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provision of this Note or of any other document evidencing, securing or pertaining to the indebtedness evidenced by this Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Holder shall ever receive anything of value as interest or deemed interest by applicable law under this Note or any other document evidencing, securing or pertaining to the indebtedness evidenced by this Note or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of the Company to the Holder relating to this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to the Company. In determining whether or not the interest paid or payable with respect to any indebtedness of the Company to the Holder, under any specific contingency, exceeds the highest lawful rate, the Company and the Holder shall, to the maximum extent permitted by applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term of such indebtedness, and/or (iii) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law. The terms and provisions of this Section shall control and supersede every other conflicting provision of all agreements between the Company and the Holder. The Holder has been advised by the Company to seek the advice of an attorney and an accountant in connection with the issuance of this Note. The Company has had the opportunity to seek the advice of any attorney and accountant of the Company’s choice in connection with issuance of this Note.

9.8    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to the Holder, upon any breach or default of the Company under this Note shall impair any such right, power, or remedy of the Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of Holder of any breach or default under this Note or any waiver on the part of Holder of any provisions or conditions of this Note must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Note or by law or otherwise afforded to the Investors, shall be cumulative and not alternative.

9.9    Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Note are for convenience of reference only and are not to be considered in construing this Note.

9.10    Construction. The language used in this Note will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

9.11    Governing Law. This Note shall be governed by and construed under the laws of the State of New York, without regard to conflicts of law principles.

9.12     Attorneys’ Fees. In the event of any dispute involving the terms hereof, the prevailing party shall be entitled to collect legal fees and expenses from the other party to the dispute.

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IN WITNESS WHEREOF, the Company has caused this Senior Convertible Promissory Note to be executed by its duly authorized officer.

SILVACO GROUP, INC.

By: /s/ Dr. Walden C. Rhines
Name: Dr. Walden C. Rhines
Title: Chief Executive Officer

AND AGREED BY THE HOLDER:

MICRON TECHNOLOGY, INC.

By: /s/ Henry Huang
Name: Henry Huang
Title: Sr. Principal, Venture Capital

Date: August 6, 2026